Exhibit 5.1

LUSE GORMAN, PC
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

November 20, 2017

Board of Directors
First Guaranty Bancshares, Inc.
400 East Thomas Street
Hammond, Louisiana 70401

Re:	First Guaranty Bancshares, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to First Guaranty Bancshares, Inc., a Louisiana corporation (the “Company”), in connection with its entry into a Distribution Agreement (the “Agreement”) with Sandler O’Neill & Partners, L.P., as sales agent (“Sandler O’Neill”), pursuant to which the Company may offer and sell, from time to time, through Sandler O’Neill, shares of its common stock, par value $0.01 per share, having an aggregate gross sales price of up to $25.0 million (the “Shares”). Any sales of Shares by the Company through the Agreement will be deemed to be “at-the-market offerings,” as defined in Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), and will be made pursuant to a prospectus supplement dated November 20, 2017 (the “Prospectus Supplement”) and the accompanying prospectus dated November 14, 2017 filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) that form part of the Company’s effective registration statement on Form S-3 (No. 333-221355) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In rendering this opinion, we have reviewed copies of the Registration Statement, the Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company and certain resolutions of the Board of Directors of the Company. We have also reviewed such other documents and made such other investigations as we have deemed appropriate.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies thereof. As to various questions of fact material to this opinion, we have relied upon the statements contained in the Registration Statement and statements of officers of the Company, and we have made no independent investigation with regard thereto.

Board of Directors
First Guaranty Bancshares, Inc.
November 20, 2017

Our opinions expressed herein are limited to the Louisiana Business Corporation Act and the federal securities laws of the United States of America and we express no opinion with respect to any other laws, or with respect to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that: following the issuance of the Shares pursuant to the terms of the Agreement and receipt by the Company of the consideration for the Shares, the Shares will be validly issued, fully paid and nonassessable.

This opinion has been prepared in connection with the Prospectus Supplement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the incorporation by reference of this opinion to the Prospectus Supplement and the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ LUSE GORMAN, PC
LUSE GORMAN, PC